Exhibit 99.1

Eos Energy Enterprises Reports Third Quarter 2021 Financial Results

November 10, 2021 — EDISON, N.J. — Eos Energy Enterprises, Inc. (NASDAQ: EOSE) ("Eos"), a leading provider of safe, scalable, efficient, and sustainable zinc-based energy storage systems, today announced financial results for the third quarter ended September 30, 2021.

Recent Business Highlights

•Booked orders of $137.4 million year-to-date resulting in backlog of $151.8 million, as of November 10, 2021
•$3.4 million in product shipped, as of November 10, 2021
•Substantial improvement in manufacturing quality and yields; continue to affirm our model to achieve high scalability, low ramp lead time and low investment materiality risk vs. alternate storage technologies
•On October 5, 2021, Eos announced a $25 million equipment financing agreement with Trinity Capital to enhance manufacturing operations and further scale production
•On November 10, 2021, Eos announced a commitment from Blue Ridge Power to purchase 300 MWh of energy storage systems over the next two years for projects developed by Pine Gate Renewables

Eos Chief Executive Officer Joe Mastrangelo said, “The demand for longer duration energy storage applications continues to grow, and the benefits of our technology, including the low cost of ownership, scalability, safety and operational flexibility, have continued to resonate in the marketplace. We continue to build commercial momentum with marquee customers in the energy market, including orders from Ameresco and a follow-on order with Duke Energy. We are particularly pleased to see our efforts result in the recent 300 MWh order from Blue Ridge Power and Pine Gate Renewables, the largest order in company history.”

Mastrangelo concluded, “Like many in our industry, Eos has not been immune to the macro headwinds related to labor and cost inflation and global supply chain constraints, which have contributed to project delays for energy storage projects. There continues to be timing risk in our pipeline, which is why we are updating our guidance for booked orders at year-end to a range of $175 million to $300 million. We remain confident in our long-term prospects, as we have maintained a strong pipeline of opportunities and continue to ramp our manufacturing capacity and improve yields. We believe our proven differentiated technology and competitive value proposition leaves Eos well-positioned to capitalize on the significant and growing market opportunity that lies ahead.”

Third Quarter 2021 Financial Highlights
•We recognized $0.7 million of revenue from fulfillment of the Motor Oil, River Valley, and ReNew projects.
•Cost of Goods Sold is $12.9 million including costs to continue to ramp manufacturing production.
•Research and Development costs of $5.1 million were $1.5 million higher than 2Q21, driven by ongoing investment in materials and people to support Z3 development.
•Selling, general and administrative expenses of $8.8 million were $2.5 million lower than 2Q21, driven by staff related accruals and outside service spend.
•Interest expense of $3.7 million were primarily due to expenses related to the Koch convertible notes.
•Other income of $11.9 million is primarily driven by $9.9 million for the change in fair value of derivatives and $0.7 million gain on fair value of our private warrants.
•As of September 30, 2021, Eos had cash and cash equivalents of $144 million.

2021 Outlook
Eos expects to continue to focus on 2021 stated priorities:

•Focus on building 2022+ orders backlog
•Initiate CE mark (Europe) testing, ISO certifications, UL 9540
•Expand manufacturing capacity to 800 MWh
•Finalize Gen 3.0 (Z3) product design and production plan

Eos states its financial outlook for full year 2021 as follows:

•Reiterates $5 million in expected 2021 shipments and revenue recognized
•Provides a range for booked orders from $175 million to $300 million as of December 31, 2021

Earnings Conference Call and Audio Webcast
Eos will host a conference call to discuss its third quarter 2021 financial results on November 10, 2021, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing 1-877-705-6003, or for international callers 1-201-493-6725. The call will also be webcast live from Eos's investor relations website at https://investors.eose.com.

The conference call replay will be available via webcast through Eos’s investor relations website. A telephone replay will be available from 11:30 a.m. ET on November 10, 2021, through November 17, 2021, by dialing 1-844-512-2921, or for international callers 1-412-317-6671. The replay passcode will be 13723893.

About Eos
Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth® aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable—and manufactured in the U.S—it's the core of our innovative systems providing utility, industrial, commercial, and residential customers with a proven, reliable energy storage alternative for 3- to 12-hour applications. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

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Contacts
Investors/Media
Laura Ellis
ir@eose.com

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Forward Looking Statements
Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; the failure to convert firm order backlog to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; risks associated with changes in federal, state, or local laws; risks associated with potential costs of regulatory compliance; risks associated with changes to U.S. trade policies; risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19; and risks related to adverse changes in general economic conditions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

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Key Metrics
Backlog. Our backlog represents the amount of revenue that we expect to realize from existing agreements with our customers for the sale of our batteries and performance of services. The backlog is calculated by adding the orders of the current fiscal year to the backlog as of the end of the prior fiscal year and then subtracting the revenue recognized in the current fiscal year. If the amount of an order already recognized in the current or the previous fiscal years is modified or if an order from the current fiscal year is cancelled, we adjust orders for the current quarter and also our backlog accordingly, but do not retroactively adjust previously published backlogs. However, if an order from a previous fiscal year is cancelled, orders of the current quarter and, accordingly, the current fiscal year are generally not adjusted; instead, the existing backlog is revised directly. There is no comparable US-GAAP financial measure for backlog. We believe that the backlog is a useful indicator regarding the future revenue of our Company resulting from already recognized orders.

Pipeline. Our pipeline represents projects that we have submitted technical proposals or non-binding quotes plus customers with letter of intents or firm commitments. Pipeline does not include lead generation projects.

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EOS ENERGY ENTERPRISES, INC
EARNINGS RELEASE TABLES
    CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Total revenue	$718	$35	$1,494	$35

Costs and expenses
Cost of goods sold	12,904	6,051	25,368	6,161
Research and development expenses	5,118	3,882	13,818	8,360
Selling, general and administrative expenses	8,825	4,567	28,952	7,556
Loss on pre-existing agreement	—	(310)	30,368	685
Grant expense, net	157	119	113	728
Total costs and expenses	27,004	14,309	98,619	23,490

Operating loss	(26,286)	(14,274)	(97,125)	(23,455)

Interest expense, net	(132)	(5)	(307)	(115)
Interest expense, related party	(3,611)	(16,621)	(3,611)	(23,366)
Remeasurement of equity method investment	—	—	(7,480)	—
Other income	11,905	784	14,900	1,588
Net Loss	$(18,124)	$(30,116)	$(93,623)	$(45,348)

Basic and diluted loss per share attributable to common shareholders
Basic	$(0.34)	$(7.66)	$(1.79)	$(11.54)
Diluted	$(0.34)	$(7.66)	$(1.79)	$(11.54)

Weighted average shares of common stock
Basic	53,636,894	3,930,336	52,307,820	3,930,336
Diluted	53,636,894	3,930,336	52,307,820	3,930,336

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EOS ENERGY ENTERPRISES, INC
EARNINGS RELEASE TABLES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in thousands)

	September 30, 2021	December 31, 2020

Balance sheet data
Cash and cash equivalents	$144,194	$121,853
Other current assets	24,883	5,514
Property and equipment, net	10,279	5,653
Investment in joint venture	—	3,736
Other assets	10,720	1,508
Total assets	190,076	138,264
Total liabilities	131,656	17,479
Total equity	58,420	120,785

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in thousands)

	For the nine months ended
	September 30, 2021	September 30, 2020

Cash used in operating activities	(80,605)	(10,421)
Cash used in investing activities	(20,230)	(3,400)
Cash provided by financing activities	123,701	19,493
Net increase in cash, cash equivalents and restricted cash	22,866	5,672
Cash, cash equivalents and restricted cash, beginning of the period	121,853	862
Cash, cash equivalents and restricted cash, end of the period	$144,719	$6,534

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